Exhibit 99.2

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of the 3rd day of November, 2004, between QUALITY DISTRIBUTION, INC., a Delaware corporation (the “Company”), and Gary R. Enzor (the “Executive”).

The Executive and the Company wish to enter into an employment relationship on the terms and conditions set forth in this Agreement.

Accordingly, the Company and the Executive hereby agree as follows:

1. Employment, Duties and Acceptance.

1.1 Employment. The Company hereby agrees to employ the Executive for the Term (as defined in Section 2.1), to render exclusive and full-time services to the Company, in the capacity of Executive Vice President and Chief Operating Officer of the Company and to perform such other duties consistent with such position (including service as a director or officer of any affiliate of the Company if elected) as may be assigned by the Chief Executive Officer and President of the Company (the “Chief Executive Officer”). It is agreed and understood that the Executive shall resign as an officer of the Company immediately upon termination of his employment hereunder for any reason.

1.2 Duties and Authority. During the Term, the Executive shall serve as the Executive Vice President and Chief Operating Officer of the Company and shall have the normal duties, responsibilities, functions and authority of a chief operating officer as are customarily and ordinarily exercised by executives in similar positions in similar publicly held company of similar size in the United States, including but not limited to those on the position description attached hereto as Annex A, which is attached hereto and incorporated by reference herein, but subject to the power and authority of the Chief Executive Officer and the Company’s Board of Directors (the “Board”) to expand or limit such duties, responsibilities, functions and authority, consistent with the foregoing and the position of Chief Operating Officer, and to overrule the actions of officers of the Company. During the Term, the Executive shall report to the Company’s Chief Executive Officer.

1.3 Acceptance. The Executive hereby accepts such employment and agrees to render the services described above. During the Term, and consistent with the above, the Executive agrees to serve the Company faithfully and to the best of the Executive’s ability, to devote the Executive’s entire business time, energy and skill to such employment, and to use the Executive’s best efforts, skill and ability to promote the Company’s interests. It is understood that, during the Term, subject to any conflict-of-interest policies of the Company and Section 5.1, the Executive may (x) serve in any capacity with any civic, charitable, educational or professional organization provided that such services does not interfere with his duties hereunder, (y) make and manage investments of his choice, and (z) with the prior written consent of the Chief Executive Officer, serve on the board of directors of up to one non-competing for-profit organization provided that such board service does not interfere with his duties hereunder.

1.4 Location. The duties to be performed by the Executive hereunder shall be performed primarily at the Company’s offices in the Tampa, Florida area, subject to reasonable travel requirements consistent with the nature of the Executive’s duties from time to time on behalf of the Company.

1.5 Fiduciary Relationship. The Executive acknowledges and fully understands that, by entering into this Agreement, he undertakes a fiduciary relationship with the Company, and, as a fiduciary, has the obligation to use due care and act in the best interests of the Company at all times. Executive shall be candid in all reports and responses to inquiries and shall include in any report or response all information known or then available to the Executive, even if not specifically requested, which Executive reasonably believes is material, relevant and reasonably required for the understanding of the matter in question sufficient to inform the person to whom such report or response is provided. Failure of the Executive to fulfill all fiduciary obligations ordinarily imposed by law on similarly situated employees in a fiduciary relationship will be deemed a material breach of this Agreement by the Executive.

2. Term of Employment.

2.1 Term. The term of the Executive’s employment under this Agreement (the “Term”) shall commence on December 13, 2004 (the “Effective Date”), and shall end on the date on which the Term is terminated pursuant to Section 4.

3. Compensation; Benefits.

3.1 Salary. As compensation for all services to be rendered pursuant to this Agreement, the Company agrees to pay to the Executive during the Term a base salary, payable bi-weekly, at the initial annual rate of $250,000.00 (the “Base Salary”). On each anniversary of the Effective Date, or such other appropriate date during each year of the Term when the salaries of the Company’s senior executives are normally reviewed, the Board shall review the recommendation of the Chief Executive Officer regarding the Executive’s Base Salary and determine if, and by how much, the Base Salary should be increased. The Base Salary amount in effect from time to time may not be decreased, except in the event of an across-the-board salary reduction affecting all of the Company’s senior executives.

3.2 Bonus. The Executive shall be eligible to receive an annual cash bonus for the achievement of the Company’s Board-approved business plan. The annual cash bonus target opportunity shall be 45% of Base Salary, with an opportunity to receive such cash bonus (or greater) based upon Executive’s extraordinary individual performance as determined by the Board. The Executive’s annual cash bonus, if any, shall be paid in a single lump sum cash payment at the same time as annual bonuses are normally paid to senior executives of the Company. Bonus shall be prorated for the fiscal year during which the Effective Date occurs.

3.3 Restricted Stock Units. The Company agrees to grant Executive restricted shares of the Company’s common stock valued at a fair market value as of the close of the markets on the day you execute this Agreement of $50,000 (or if you execute the agreement after noon Eastern time, then the close of the markets on the next business day) pursuant to the Company’s 2003 Restricted Stock Incentive Plan (“Restricted Stock Plan”). These shares will vest in equal annual installments over four years. On each of the first five anniversaries of

Executive’s employment Executive will receive restricted shares valued at $50,000 based upon the fair market value as of the close of the markets on such date. Each of these subsequent grants of restricted shares will vest in equal annual installments over four years. Thereafter, grants will be at the discretion of the Compensation Committee of the Board. All of the foregoing grants are subject to the limitations provided in the Restricted Stock Plan and the Restricted Stock Award Agreement to be executed by Executive.

3.4 Stock Options. The Company agrees to grant Executive options to acquire 200,000 shares of the Company’s common stock pursuant to the Quality Distribution, Inc. 2003 Stock Option Plan (“Option Plan”), such grant to be effective as of the close of the markets on the day you execute this Agreement (or if you execute the agreement after noon Eastern time, then the close of the markets on the next business day). These options will vest in equal annual installments over four years. Future grants will be at the discretion of the Compensation Committee. The foregoing grant is subject to the limitations provided in the Option Plan and the Stock Option Agreement to be executed by Executive.

3.5 Make-Whole Agreement.

3.5.1 Executive represents to the Company that he is to receive a prorated bonus for the current year from his current employer of $55,000. In the event, after making written demand on the board of directors of said current employer, Executive is unable to cause said current employer to pay such bonus in whole or in part, the Company will pay executive the shortfall; subject, however, to withholding taxes and other required deductions. A copy of all written communications with the board of the current employer relating to this matter shall be provided to the Company.

3.5.2 Executive represents to the Company that he may be obligated to repay to his current employer a signing bonus of $83,000. In the event, after written communication with the board of directors of said current employer, Executive is unable to avoid repaying such signing bonus in whole or in part, the Company will reimburse Executive the amount he is obligated to repay plus any federal and state income taxes that may become due on such reimbursement payment (but not further grossed up). A copy of all written communications with the board of the current employer relating to this matter shall be provided to the Company and any repayment to the current employer shall be reasonably documented to the Company.

3.6 Business Expenses. The Company shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Term in the performance of the Executive’s services under this Agreement, subject to and in accordance with applicable expense-reimbursement and related policies and procedures as in effect from time to time.

3.7 Paid Time Off. During the Term, the Executive shall be entitled to twenty-five days of paid time off per fiscal year, with a carryover of up to ten days each fiscal year, but at no time an aggregate of more than 10 days’ carryover. Paid time off shall be prorated for the fiscal year during which the Effective Date occurs.

3.8 Benefits and Perquisites. During the Term, the Executive shall be eligible to participate in those defined contribution, salary deferral, group insurance, medical, dental, disability and other benefit plans and such perquisites of the Company as from time to time in effect and on a basis no less favorable than any other senior vice president of the Company.

3.9 Relocation. The Executive shall promptly relocate to the Tampa, Florida area. In connection with such relocation, the Company will reimburse Executive’s documented, reasonable relocation expenses, plus an amount equal to the taxes paid by the Executive as a result of such reimbursement. Relocation expenses shall include: (i) brokerage fees, transfer taxes, reasonable attorneys’ fees, and other customary expenses relating to the sale of the Executive’s current principal residence and vacation residence; (ii) moving of household goods and up to three automobiles; (iii) reasonable attorneys’ fees, title and other customary incidental fees and expenses relating to the Executive’s purchase of a principal residence in the Tampa, Florida area (excluding purchase price, improvements, and mortgage points); and (iv) other benefits provided in the Company’s relocation policy.

The Company will reimburse the Executive for: (i) the reasonable cost of two house hunting trips for the Executive and Executive’s spouse to the Tampa, Florida area; and (ii) reasonable temporary living expenses, including transportation expenses to and from Executive’s current principal residence from time to time as approved by the Chief Executive Officer, for a period not to exceed six months from the Effective Date of this Agreement.

4. Termination.

4.1 Termination Events.

4.1.1 Executive’s employment and the Term shall terminate immediately upon the occurrence of any of the following:

(i) the death of the Executive;

(ii) the physical or mental disability of the Executive, whether totally or partially, such that, with or without reasonable accommodation, the Executive is unable to perform the Executive’s material duties, for a period equal to the greater of three months or the eligibility waiting period under the Company’s long-term disability insurance policy; or

(iii) notice of termination for “Cause.” As used herein, “Cause” means (a) a good faith finding by the Board of Executive’s failure to satisfactorily perform Executive’s assigned duties for the Company as a result of Executive’s material dishonesty, gross negligence or intentional misconduct (including intentionally violating any law, rule, regulation, policy or guideline of the Company); (b) Executive’s conviction of, or the entry of a pleading of guilty or nolo contendere by Executive to, any crime involving moral turpitude or any felony; or (c) a material breach of this Agreement not cured to the reasonable satisfaction of the Chief Executive Officer within thirty days after written notice to the Executive by the Chief Executive Officer.

4.1.2 The Executive may immediately resign the Executive’s position for Good Reason, and, in such event, the Term shall terminate. As used herein, “Good Reason” means without the Executive’s consent (i) material breach of this Agreement by the Company not cured to the Executive’s reasonable satisfaction within thirty days after written notice to the Chief Executive Officer by the Executive; (ii) a material diminution in Executive’s duties or authority caused by the Company; (iii) a change in Executive’s reporting assignment; (iv) the failure of the Company to carry at least $10 million in directors’ and officers’ liability insurance or to make Executive an insured thereunder; or (v) an involuntary relocation by more than 50 miles of Executive’s principal place of business as it exists as of the Effective Date.

4.1.3 The Company may terminate the Executive’s employment thirty days following notice of termination without Cause given by the Company, and, in such event, the Term shall terminate. During such thirty-day notice period, the Company may require that the Executive cease performing some or all of the Executive’s duties and/or not be present at the Company’s offices and/or other facilities.

4.1.4 The Executive may voluntarily resign the Executive’s position effective thirty days following notice to the Company of the Executive’s intent voluntarily to resign without Good Reason, and, in such event, the Term shall terminate. During such thirty-day notice period, the Company may require that the Executive cease performing some or all of the Executive’s duties and/or not be present at the Company’s offices and/or other facilities.

4.1.5 The date upon which Executive’s employment and the Term terminate pursuant to this Section 4.1 shall be the Executive’s “Termination Date” for all purposes of this Agreement.

4.2 Payments Upon a Termination Event.

4.2.1 Following any termination of the Executive’s employment, the Company shall pay or provide to the Executive, or the Executive’s estate or beneficiary, as the case may be: (i) Base Salary earned through the Termination Date; (ii) the balance of any awarded but as yet unpaid, annual cash bonus or other incentive awards for any fiscal year prior to the fiscal year during which the Executive’s Termination Date occurs; (iii) any vested, but not forfeited benefits on the Termination Date, under the Company’s employee benefit plans in accordance with the terms of such plans; and (iv) benefit continuation and conversion rights to which the Executive is entitled under the Company’s employee benefit plans.

4.2.2 Following termination of Executive’s employment and the Term by reason of Section 4.1.1(i) or (ii), for the fiscal year during which the Termination Date shall occur, the Executive, or his estate or representative, as applicable, shall receive an annual cash bonus at target prorated from the first day of such fiscal year through the Termination Date. Such annual cash bonus shall be paid at the same time such annual cash bonuses are normally paid to senior executives of the Company.

4.2.3 Following a termination by the Company without Cause or by the Executive for Good Reason, the Company shall pay or provide to the Executive in addition to the payments in Section 4.2.1 above, (i) an annual cash bonus at target prorated from the first day of such fiscal year through the Termination Date which shall be paid at the same time as annual cash bonuses are normally paid to senior executives of the Company; (ii) Base Salary payable on the Company’s normal pay cycle for twelve months following the Termination Date; and (iii) Company provided medical benefits for the Executive (and his eligible dependents) at active employee contribution rates for twelve months following the Termination Date. COBRA coverage eligibility will be reduced during the period of severance coverage. If, and only if, required by law, the Company shall not commence payment of the amount described in Section 4.2.3(ii) above until six months after the Termination Date.

4.2.4 Following a termination by the Company without Cause or by the Executive for Good Reason, in addition to the payments in Section 4.2.1 and 4.2.3 above, all shares of restricted stock theretofore received by the executive (including a pro rata portion of the restricted shares, if any, granted to the Executive for the calendar year of termination) shall vest upon the Termination Date. In addition, any options that would otherwise have vested during the calendar year of termination shall vest on the Termination Date. Vested options shall be exercisable for three months after the Termination Date.

4.3 Change of Control.

4.3.1 In the event of a change of control of the Company, as defined in the Option Plan, if a termination of the Executive’s employment by the Company without Cause or a resignation by Executive for Good Reason occurs within one year of such change of control, Executive shall be entitled to the greater of the severance pay and benefits provided under Sections 4.2.3 and 4.2.4 hereof or the change-of-control benefits provided to any executive at the senior vice president level.

4.4 General Release.

4.4.1 The receipt of any payment or the vesting of any options or shares as set forth in Section 4.2.3, 4.2.4 or 4.3. above shall be contingent upon the Executive’s execution of a general release agreement reasonably acceptable to the Company that (i) waives any rights the Executive may otherwise have against the Company and its Affiliates, and its and their directors, officers, employees and agents, and (ii) releases the Company and its Affiliates from actions, suits, claims, proceedings and demands related to the period of Executive’s employment and/or the termination of Executive’s employment. For purposes of this Agreement, “Affiliates” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated association or other entity (other than the Company) that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Notwithstanding the foregoing, said general release agreement shall exclude Executive’s right to enforce this Agreement, Executive’s vested benefits and benefit continuation/conversion rights under the Company’s employee benefit plans, and Executive’s right to indemnification under Section 6 of this Agreement.

4.5 Recoupment

4.5.1 In the event the Executive voluntarily resigns or is dismissed for Cause within 12 months of the Effective Date, the Executive shall repay to the Company his relocation expenses including any tax gross-up payments associated therewith and shall repay any reimbursement payment received pursuant to Section 3.5.2 including any tax gross-up payment associated therewith.

5. Restrictive Covenant.

5.1 Restrictive Covenant. Executive agrees to be bound by the Restrictive Covenant agreement set forth on Annex B and the Intellectual Property Protection Agreement set forth on Annex C, both of which are attached hereto and herein incorporated by reference.

6. Indemnification.

Executive shall be indemnified and held harmless by the Company to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than were permitted prior thereto), against all expenses, judgments, fines, and amounts (including attorneys’ fees, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred by the Executive in connection therewith and such indemnification shall continue as to the Executive when the Executive has ceased to be an officer and shall inure to the benefit of the Executive’s heirs, personal representatives and estate. Expenses incurred by Executive in defending any claim, including attorneys’ fees, judgments, fines, ERISA excise taxes, penalties, or amounts paid in settlement, travel and business costs, and other costs, shall be paid by the Company in advance of the final disposition of the claim upon receipt of an undertaking by Executive or on Executive’s behalf to repay all amounts so advanced if it shall ultimately be determined that Executive is not entitled to be indemnified by the Company under applicable law.

7. No Duty to Mitigate.

The Executive shall have no duty to mitigate any amounts payable to him hereunder, and such amounts shall not be subject to reduction for any compensation received by Executive from employment in any capacity or other source following the termination of Executive’s employment with the Company and its subsidiaries.

8. Prior Agreements; Amendments; No Waiver.

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof. This Agreement may not be changed orally, but only by an instrument in writing signed by each party hereto. No failure on the part of either party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any partial exercise of any right hereunder preclude any further exercise thereof. Without limiting the generality of the first sentence of this Section 8, any and all prior agreements or purported agreements between the Company and Executive are hereby terminated on and as of the Effective Date, including, without limitation, the offer letter dated October 29, 2004. In the event of any difference between this Agreement and any other document referred to in this Agreement, this Agreement shall control.

9. Withholding.

The Company shall be entitled to withhold from any and all amounts payable to Executive hereunder such amounts as may, from time to time, be required to be withheld pursuant to applicable tax laws and regulations.

10. Succession; Assignability; Binding Effect.

10.1 The Company may assign all of its rights and obligations hereunder to any successor or successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company; provided, however, that the Company will require each such successor or successors expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, and further provided that nothing contained herein shall act as a release of the Company of its obligations hereunder.

10.2 This Agreement shall inure to the benefit of and shall be binding upon the Company and its successors and assigns. Executive may not assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any of his rights or obligations hereunder without the prior written consent of the Company, and any such attempted assignment, transfer, pledge, encumbrance, hypothecation or other disposition without such consent shall be null and void and without effect. Notwithstanding the foregoing, it is expressly understood and agreed that the Executive’s estate shall be entitled to all monies due to Executive hereunder in the event Executive dies at, or subsequent to, the termination of his employment, but prior to the receipt by Executive of monies due him pursuant to the terms hereof.

11. Headings.

The Section and subsection headings contained herein are included solely for convenience of reference and shall not control or affect the meaning or interpretation of any of the provisions of this Agreement.

12. Notices.

Any notice or other communication to be given hereunder must be in writing and (a) given by facsimile, if delivery is confirmed by senders’ facsimile machine, or (b) delivered by reputable messenger courier or nationally recognized overnight delivery service, or (c) delivered by prepaid registered or certified mail, return receipt requested, or (d) delivered by electronic mail (with a copy concurrently mailed as set forth herein). Delivery shall be on the first to occur of actual receipt or three business days after sending. Notice hereunder will be addressed to the Executive at Executive’s home address in accordance with the Company’s personnel records and to the Company at its corporate headquarters address, attention: Corporate Secretary. Either party may change its address for notice purposes by written notice to the other party in accordance with this Section 12.

13. Governing Law.

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida applicable to contracts made and to be performed wholly in that state, without giving effect to the principles thereof relating to the conflicts or choice of laws.

14. Execution in Counterparts.

This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

15. Construction.

The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties each afforded the opportunity to utilize representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

16. Dispute Resolution.

Subject to the rights of the Company pursuant to Annexes A, B, and C herein, any controversy, claim or dispute arising out of or relating to this Agreement, the breach thereof, or the Executive’s employment by the Company shall be settled by arbitration before one arbitrator. The arbitration will be administered by the American Arbitration Association in accordance with its National Rules for Resolution of Employment Disputes. The arbitration proceeding shall be confidential, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall take place in the Tampa, Florida area, or in any other mutually agreeable location. In the event any judicial action is necessary to enforce the arbitration provisions of this Agreement, sole jurisdiction shall be in the federal and state courts, as applicable, located in Florida. Any request for interim injunctive relief or other provisional remedies or opposition thereto shall not be deemed to be a waiver of the right or obligation to arbitrate hereunder. The arbitrator shall have the discretion to award reasonable attorneys’ fees, costs and expenses to the prevailing party. To the extent a party prevails in any dispute arising out of this Agreement or any of its terms and provisions, all reasonable costs, fees and expenses relating to such dispute, including the parties’ reasonable legal fees, shall be borne by the party not prevailing in the resolution of such dispute, but only to the extent that the arbitrator or court, as the case may be, deems reasonable and appropriate given the merits of the claims and defenses asserted.

17. Corporate Opportunity.

During the Term, Executive shall submit to the Board all business, commercial and investment opportunities or offers presented to Executive or of which Executive becomes aware, which relate to the business of the Company at any time during the Term (“Corporate Opportunities”). Unless approved by the Board in writing after full disclosure, Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive’s own behalf.

18. Insurance.

The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age.

19. Executive’s Representations.

Executive hereby represents and warrants to the Company that: (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound; (ii) Executive is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity except as disclosed to the Company prior to the date hereof; and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he understands his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

QUALITY DISTRIBUTION, INC.

By:	/s/ Thomas L/ Finkbiner
Thomas L. Finkbiner Chief Executive Officer and President

EXECUTIVE:

/s/ Gary R. Enzor
Gary R. Enzor

ANNEX A

POSITION DESCRIPTION

TO COME

ANNEX B

RESTRICTIVE COVENANT

In consideration of Executive’s employment with the Company, the provision by the Company of trade secrets and confidential information to Executive, the Company’s introduction to Executive of its clients and customers, and other good and valuable consideration, Executive and Company agree as follows:

For a period of twelve months after Executive’s employment with the Company terminates, Executive will not engage, either individually or on behalf of any other person, firm, or entity, in the bulk trucking business, trans-loading, or the bulk tank cleaning business, in any geographic area in which the Company participated in those businesses during the last twenty-four months prior to Executive’s Termination Date.

The above restriction does not preclude Executive from: (i) owning, operating or managing any business, or being employed by any person, firm or entity, after obtaining advance written consent from the Company; or (ii) owning no more than five percent of the equity of any publicly traded entity with respect to which Executive is not an officer, director, employee, consultant, advisor, or agent.

Executive acknowledges that irreparable damage would occur in the event of a breach of the provisions of this Restrictive Covenant by Executive. Therefore, in addition to any other remedy to which it is entitled at law or in equity, the Company shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Restrictive Covenant and to enforce specifically the terms of such provisions.

If any provision of this Restrictive Covenant is found by any court of competent jurisdiction to be invalid or unenforceable for any reason, such finding shall not affect, impair or invalidate the remainder of this Covenant. Furthermore, if the scope of any restriction or requirement contained in this Covenant is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement.

Nothing in this Restrictive Covenant promises or guarantees Executive employment with the Company and the Company and Executive retain the right to terminate Executive’s employment as provided in the Agreement to which this is an exhibit.

AGREED:

Gary R. Enzor

DATE:

ANNEX C

INTELLECTUAL PROPERTY PROTECTION AGREEMENT

In consideration of Executive’s employment with the Company, the provision by the Company of trade secrets and confidential information to Executive, the Company’s introduction to Executive of its clients and customers, and other good and valuable consideration, Executive and Company agree as follows:

ARTICLE I

CONFIDENTIALITY

Executive will not use or disclose, except on behalf of the Company and in accordance with Executive’s job responsibilities, any Confidential Information belonging to the Company, including its affiliates and subsidiaries. “Confidential Information” means information or data in written, electronic, or any other form, tangible or intangible, which is not generally known outside the Company. Confidential Information includes, but is not limited to,

(i) business, financial and strategic information, such as sales and earnings information and trends, material, overhead and other costs, profit margins, accounting information, banking and financing information, pricing policies, capital expenditure/investment plans and budgets, forecasts, strategies, plans and prospects.

(ii) organizational and operational information, such as personnel and salary data, information concerning the utilization or capabilities of personnel, facilities or equipment, logistics management techniques, methodologies and systems, methods of operation data and facilities plans, and including specifically the same information with respect to owner/operators and affiliate or Company terminals;

(iii) advertising, marketing and sales information, such as marketing and advertising data, plans, programs, techniques, strategies, results and budgets, pricing and volume strategies, catalog, licensing or other agreements or arrangements, and market research and forecasts and marketing and sales training and development courses, aids, techniques, instruction and materials.

(iv) product and merchandising information, such as information concerning offered or proposed products or services and the sourcing of the same, product or services specifications, data, drawings, designs, performance characteristics, features, capabilities and plans and development and delivery schedules.

(v) information about existing or prospective customers, suppliers, such as customer and supplier lists and contact information, customer preference data, purchasing habits, authority levels and business methodologies, sales history, pricing and rebate levels, credit information and contracts.

(vi) technical information, such as information regarding plant and equipment organization, performance and design, information technology and logistics systems and related designs, integration, capabilities, performance and plans, computer hardware and software, research and development objectives, budgets and results, intellectual property applications, and other design and performance data.

Executive will return to the Company upon termination of employment all property belonging to the Company, including all Confidential Information in a tangible form. The restriction in this paragraph on using or disclosing Confidential Information extends beyond Executive’s employment with the Company, so long as the Confidential Information is not generally known outside of the Company.

ARTICLE II

NON-SOLICITATION

2.1	Executive will not, for a period of eighteen months after Executive’s employment with the Company terminates (the “Non-Solicitation Expiration”), solicit or make any other contact with, directly or indirectly, any customer of the Company or any of its subsidiaries, who or which was a customer at any time during the twenty-four months prior to Executive’s Termination Date, with respect to the provision of any service to any such customer that is the same or substantially similar to any offered or provided to such customer by the Company or any of its subsidiaries.

2.2	Executive will not, prior to the Non-Solicitation Expiration, solicit or make any other contact regarding the Company or any of its subsidiaries with any union or similar organization which has a collective bargaining agreement, union contract or similar agreement with the Company or any Subsidiary or affiliate or which is seeking to organize employees of the Company or any Subsidiary, with respect to any employee of the Company or such union’s or similar organization’s relationship or arrangements with the Company or any subsidiary.

2.3	Executive will not, prior to the Non-Solicitation Expiration, solicit or make any other contact with, directly or indirectly, any person who is an employee or independent contractor (including, without limitation, any of the Company’s truck drivers, owner/operators, or affiliate terminal operators, or the employees or fleet owners associated with any affiliate terminal operator) of the Company or any of its subsidiaries or affiliates as or the Executive’s Termination Date (or any person who was employed by the Company or any of its subsidiaries or affiliates at any time during the three-month period prior to the Executive’s Termination Date) with respect to any employment services or other business relationship.

ARTICLE III

NON-DISPARAGEMENT

Executive will not make or publish, or cause to be made or published, any statement or information that disparages or defames the Company or any of its subsidiaries or affiliates, or any employees or representatives thereof.

The Company agrees not to make or publish, or cause to be made or published, any statement or information that disparages or defames Executive.

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ARTICLE IV

MISCELLANEOUS

4.1	Remedies

The parties acknowledge that irreparable damage would occur in the event of a breach of any of the provisions of this Intellectual Property Protection Agreement. Therefore, in addition to any other remedy to which they are entitled at law or in equity, the parties shall be entitled to an injunction or injunctions to prevent breaches of such sections of this Intellectual Property Protection Agreement and to enforce specifically the terms and provisions of such sections.

4.2	Jurisdiction and Governing Law

This Intellectual Property Protection Agreement shall be governed in accordance with the laws of the State of Florida and the exclusive jurisdiction for enforcing this agreement shall be the federal or state courts located in Florida.

4.3	Severability

If any provision of this Intellectual Property Protection Agreement is found by any court of competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair or invalidate the remainder of this Agreement. Furthermore, if the scope of any restriction contained in this Agreement is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and the Executive consents and agrees that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement.

4.4	Amendments

No change, alteration or modification hereof may be made except in a writing, signed by each of the parties hereto.

4.5	Interpretation

The headings in this Intellectual Property Protection Agreement are for convenience and reference only and shall not be construed as part of this Agreement or to limit or otherwise affect the meaning hereof. This Agreement contains all of the terms and conditions agreed upon by the parties and no other agreements, oral or otherwise, exist or shall be binding upon the parties as to the subject matter hereof.

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4.6	Nothing in this Intellectual Property Protection Agreement promises or guarantees Executive employment with the Company and the Company and Executive retain the right to terminate Executive’s employment, as provided in the Agreement to which this is an exhibit.

AGREED:

Gary R. Enzor

DATE:

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